Exhibit 99.1
Martha Stewart Living Omnimedia Announces Election of Frédéric Fekkai to the Board of Directors
NEW YORK, July 27, 2009 – Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that its Board of Directors has elected Frédéric Fekkai as a member of the Board. With his election, MSLO’s Board is now comprised of seven members.
A pioneering entrepreneur, Mr. Fekkai is widely recognized for helping to establish the luxury haircare market; his branded product line is an industry leader. Born in Aix-en-Provence, he came to New York at age 23 and quickly developed a reputation as an exciting new talent in the beauty industry. In 1989, he opened the first of what are currently seven Fekkai salons in cities across the country, servicing approximately 1,500 clients daily. In 1995, Mr. Fekkai launched his eponymous luxury hair care product collection, which is now sold in over 40 countries around the world. In May 2008, Procter & Gamble acquired the Frederic Fekkai brand; Mr. Fekkai plays a strategic role at the company, working closely with the Procter & Gamble team to develop new products and to maintain the continuity and integrity of the brand that bears his name. In addition, he is involved in a wide range of charitable initiatives, including efforts to support women, children, breast cancer research, victims of domestic violence, and the arts.
MSLO Executive Chairman and Principal Executive Officer Charles Koppelman stated: “Frédéric is an innovative entrepreneur who has built a successful business and a respected brand from the ground up. We are delighted to have him on our board and believe that MSLO will greatly benefit from his marketing experience and expertise in the beauty industry, as well as from his proven track record building an international brand.”
 “I’m proud and happy to be joining MSLO’s Board,” said Mr. Fekkai. “MSLO is a fascinating company and Martha Stewart is a visionary. I truly believe the company has incredible potential to grow, not only in the United States but overseas.”
Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, recipes, online workshops, community and personalization, as well as wedding-planning tools powered by WeddingWire. The Broadcasting segment produces such programming as the Emmy-winning daily, nationally syndicated television series, “The Martha Stewart Show,” and Martha Stewart Living Radio on SIRIUS channel 112 and XM Radio 157. In addition to its media properties, MSLO offers high-quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, Martha Stewart Everyday at Kmart, Martha Stewart Crafts with EK Success at Wal-Mart, Michaels and independent retailers, Martha Stewart for 1-800-FLOWERS.COM and a co-branded food line with Costco. In 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.
CONTACT: Media: Elizabeth Estroff, SVP, Corporate Communications, Martha Stewart Living Omnimedia, Inc. +1-212-827-8281 or eestroff@marthastewart.com.